UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

MTech Acquisition Corp.
(Name of Issuer)

Class A common stock, $0.0001 par value per share
(Title of Class of Securities)

55378W107
(CUSIP Number)

December 31, 2019
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]            Rule 13d-1(b)
[x]            Rule 13d-1(c)
[ ]            Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.            NAME OF REPORTING PERSON

Whitefort Capital Master Fund, LP

2.            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)[ ]
(b)[ ]

3.            SEC USE ONLY

4.            CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.            SOLE VOTING POWER

0

6.            SHARED VOTING POWER

0

7.            SOLE DISPOSITIVE POWER

0

8.            SHARED DISPOSITIVE POWER

0

9.            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

0

10.            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES                                                                                    [ ]

11.            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.            TYPE OF REPORTING PERSON

PN

1.            NAME OF REPORTING PERSON

Whitefort Capital Management, LP

2.            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)[ ]
(b)[ ]

3.            SEC USE ONLY

4.            CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.            SOLE VOTING POWER

0

6.            SHARED VOTING POWER

0

7.            SOLE DISPOSITIVE POWER

0

8.            SHARED DISPOSITIVE POWER

0

9.            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

0

10.            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES                                                                                    [  ]

11.            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.            TYPE OF REPORTING PERSON

PN, IA

1.            NAME OF REPORTING PERSON

David Salanic

2.            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)[ ]
(b)[ ]

3.            SEC USE ONLY

4.            CITIZENSHIP OR PLACE OF ORGANIZATION

France

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.            SOLE VOTING POWER

0

6.            SHARED VOTING POWER

0

7.            SOLE DISPOSITIVE POWER

0

8.            SHARED DISPOSITIVE POWER

0

9.            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

0

10.            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES                                                                                    [  ]

11.            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.            TYPE OF REPORTING PERSON

IN, HC

1.            NAME OF REPORTING PERSON

Joseph Kaplan

2.            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)[ ]
(b)[ ]

3.            SEC USE ONLY

4.            CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.            SOLE VOTING POWER

0

6.            SHARED VOTING POWER

0

7.            SOLE DISPOSITIVE POWER

0

8.            SHARED DISPOSITIVE POWER

0

9.            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

0

10.            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES                                                                                    [  ]

11.            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.            TYPE OF REPORTING PERSON

IN, HC

This statement is filed with respect to the Class A common stock, $0.0001 par value per share (“Common Stock”) of MTech Acquisition Corp. (the "Issuer") beneficially owned by the Reporting Persons as of December 31, 2019 and amends and supplements the Schedule 13G filed on October 26, 2018 as previously amended (the “Schedule 13G”).  Except as set forth herein, the Schedule 13G is unmodified.

ITEM 4.	OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer.

(a)            Amount beneficially owned:

Collectively, the Reporting Persons beneficially own 0 Ordinary Shares.

(b)	Percent of Class:

0%

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 10.	CERTIFICATION.

By signing below each of the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it or him set forth in this statement is true, complete, and correct.

Dated:  February 14, 2020

WHITEFORT CAPITAL MASTER FUND, LP
By: Whitefort Capital GP, LLC, its general partner

By:  /s/ David Salanic
        David Salanic, Co-Managing Partner

By:  /s/ Joseph Kaplan
        Joseph Kaplan, Co-Managing Partner

WHITEFORT CAPITAL MANAGEMENT, LP

By:  /s/ David Salanic
        David Salanic, Co-Managing Partner

By:  /s/ Joseph Kaplan
        Joseph Kaplan, Co-Managing Partner

/s/ David Salanic
DAVID SALANIC

/s/ Joseph Kaplan
JOSEPH KAPLAN